UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

______________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2009 (February 17, 2009)

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WABCO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33332	20-8481962
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1789 Chaussee de Wavre, 1160 Brussels Belgium One Centennial Avenue, P.O. Box 6820, Piscataway, NJ	08855-6820
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: 32-2-663-9-800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2009, the Compensation, Nominating and Governance Committee (the “Committee”) of the Board of Directors of WABCO Holdings Inc. (the “Company”) approved the following compensation actions.

Modification of Annual Incentive Program

The Committee approved a material change to the design of the Company’s Annual Incentive Program (“AIP”) provided for under the Company’s Omnibus Incentive Plan. Each of the Company’s executive officers together with eligible members of the senior management team participates in the Company’s AIP, and each has a target AIP award based on a percentage of their base salary. Since its spin-off from Trane in July 2007, the Company had maintained a cash-based AIP. Due to the current economic environment, the Committee has decided to split each executive officer’s 2009 AIP target award into a cash component (“2009 AIP Cash Award”) and a stock option component (“2009 AIP Stock Options”), each component representing 50% of the executive officer’s target AIP award (with respect to the stock option component, based on Black-Scholes value as of the date of grant). This action represents a potential reduction of 10% to 25% of the executive officers’ and the senior management team’s overall cash compensation, while the stock option component aligns the interests of the executive officers and eligible senior management team members more closely to those of the Company’s shareholders.

Achievement of the 2009 AIP Cash Award will be based upon the Company’s achievement of financial performance goals for two consecutive six-month periods relating to sales, gross margin, net income and free cash flow (each weighted equally), and each individual’s performance. For the year, the maximum aggregate pool payable for all 2009 AIP Cash Awards will not exceed 120% of the aggregate achievement of financial performance goals. As was the case in the 2008 AIP, each executive officer’s 2009 AIP Cash Award will be based upon the Company’s achievement of the financial performance goals, as adjusted upwards or downwards by a multiplier of 0 to 200% representing such executive officer’s individual performance, as determined by the CNG Committee based in part on the recommendation of Mr. Esculier with respect to his direct reports. Payouts of 2009 AIP Cash Awards will take place in March 2010.

2009 AIP Stock Options were granted by the Committee on February 17, 2009, in the following amounts to the following executive officers named in the Company’s 2008 Proxy Statement:

Name and Title	2009 AIP Stock Options
Jacques Esculier, Chief Executive Officer	129,964
Ulrich Michel, Chief Financial Officer	47,406

Jean-Christophe Figueroa, Vice President – Vehicle Dynamics and Controls	39,824
Nikhil M. Varty, Vice President – Compression and Braking	32,816

The 2009 AIP Stock Options will vest, subject to continued employment with the Company, in three equal installments on each of the first three anniversaries of the date of grant (February 17). The exercise price of the 2009 AIP Stock Options is $11.75, which represents the average of the high and low sales prices of the Company’s common stock on the date of grant.

The terms of the 2009 AIP Stock Options provide that, upon an involuntary termination of employment other than for cause occurring at least one year after the date of grant, the unvested portion of the 2009 AIP Stock Option Award shall become fully vested and exercisable by such executive officer at any time prior to one year from the date of termination or the expiration of the term of the options, whichever period is shorter. Upon a voluntary termination of employment, only the vested portion of the 2009 AIP Stock Option Award shall become exercisable by such executive officer; however the exercise may be made at any time prior to two years from the date of termination or the expiration of the term of the options, whichever period is shorter. Any unvested Options will be forfeited. In the case of termination for cause, all options vested or unvested will be forfeited.

At its February 17, 2009 meeting, the Committee also approved annual equity awards to the Company’s executive officers pursuant to the Company’s Long-Term Incentive Compensation Program.

Executive Officer Salary Freeze

Due to the current economic environment, the Committee also approved a resolution to maintain the base salaries of each of the Company’s executive officers at their 2008 levels.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 23, 2009	WABCO HOLDINGS INC.

By: /s/ Alfred Farha

Name: Alfred Farha
Title:	Chief Legal Officer and Secretary